Exhibit 99.2

ZAGG CEO Steps Down

Board Appoints Randy Hales as Interim CEO

ZAGG Board Appoints Cheryl Larabee as Chairman of the Board of Directors

Company Reaffirms 2012 Guidance

SALT LAKE CITY--August 17, 2012-- ZAGG Inc. (NASDAQ:ZAGG), a leading mobile device accessories and technology company, announced today that Robert G. Pedersen II has stepped down as CEO and Chairman. ZAGG President and COO Randall Hales has been appointed interim CEO by the Board of Directors, and Cheryl Larabee has been appointed to serve as Chairperson of the Board of Directors, effective immediately.

"We thank our founder, Robert Pedersen, for his contribution in building ZAGG Inc. into a leading company in the mobile device accessories market and we wish him well in his future endeavors," said Cheryl Larabee, ZAGG Chairman. "Since joining ZAGG, Randy has built strong relationships across our employee and customer base, and has streamlined the company's focus and improved operational structure."

"I am committed to executing on the business strategy we have put in place at ZAGG. We have an excellent team in place that will continue to advance our objectives of building the preferred brand, introducing creative product solutions and extending both through targeted global distribution," said Mr. Hales. "I see ZAGG as a company that is poised to enter its next phase of development and growth. I have enjoyed my time working with Robert and wish him success in his next venture."

The board of directors will conduct a search for a new permanent CEO. Mr. Hales will retain his board seat and Ms. Larabee remains Chair of the Audit Committee, as well as member of the Nominating and Governance Committee, and the Compensation Committee. No further changes in leadership are expected.

The Company reiterates its full year guidance for 2012 revenue of $256 million and Adjusted EBITDA of $56 million - $61 million.

For more information about ZAGG and its product offerings, visit ZAGG.com.

About ZAGG Inc:

ZAGG Inc, based in Salt Lake City, UT, with offices in Logan, UT and Shannon, Ireland, prides itself on offering premium quality and superior service. ZAGG is a market leader in innovative mobile device accessories that protect, personalize, and enhance the mobile experience. The company designs, produces, and distributes branded screen protection under the invisibleSHIELD® brand, keyboards, keyboard cases, earbuds, mobile power solutions and device cleaning accessories under the family of ZAGG® brands. In addition, the company designs, produces and distributes cases, earbuds and headphones under the iFrogz™ brands in the value-priced lifestyle sector. The company's products are sold worldwide in leading consumer and electronics retailers, wireless retailers and their affiliates, and through the ZAGG website. For more information, visit ZAGG.com.

Investor Relations:

Genesis Select Corp.
Kim Rogers-Carrete, 949-429-7408
krogersc@genesisselect.com

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Media:

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Amber Roberts, 212-302-5964
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Company:

ZAGG Inc.
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com

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